Exhibit (e)(i)

DISTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 16, 2018, between Natixis ETF Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of one or more portfolios (each a “Fund” and collectively the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority, Inc.;

WHEREAS, the Trust and ALPS are parties to a distribution agreement, as amended, attached hereto as Exhibit 1 (“Prior Distribution Agreement”);

WHEREAS, on January 11, 2018, DST Systems, Inc. (“DST”), the ultimate parent company of ALPS (as of that date), announced that it had entered into a definitive agreement under which SS&C Technologies Holdings, Inc. (“SS&C”) will acquire all of the outstanding common stock of DST (the “Transaction”);

WHEREAS, upon completion of the Transaction, SS&C will have indirect controlling interest in ALPS and, as such, the Transaction may result in an “assignment” (as such term is defined under the 1940 Act) of the Prior Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and, as a result of an assignment, the Prior Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the possible assignment and change in control of ALPS in connection with the Transaction, ALPS and the Trust wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	Appointment. The Trust hereby appoints ALPS to provide the distribution services set forth in the Prior Distribution Agreement, attached hereto as Exhibit 1.

2.	Incorporation. Except as provided below in Section 3, all terms, conditions, representations, warranties and covenants contained in the Prior Distribution Agreement, attached hereto as Exhibit 1, are incorporated herein by reference.

3.	Conflicts.

(a)	To the extent any defined term within the main body of this Agreement (“Main Body”; for the avoidance of doubt, the term “Main Body” excludes Exhibit 1 and any future exhibit to this Agreement (each, a “Future Exhibit”)) conflicts with a defined term provided in Exhibit 1, the defined term included in the Main Body shall control and the conflicting defined term within Exhibit 1 is hereby replaced with the defined term contained within the Main Body.

(b)	To the extent there is any other conflict between the Main Body and Exhibit 1, the Main Body shall control.

(c)	To the extent there is a conflict between Exhibit 1 and a Future Exhibit, the Future Exhibit shall control.

4.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect (where applicable), continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of the Trust, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

5.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

6.	Amendments. This Agreement may only be amended by the parties in writing.

7.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts and the 1940 Act and the rules thereunder. To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

8.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instruction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NATIXIS ETF TRUST

By:	/s/ David L. Giunta
Name:	David L. Giunta
Title:	President and Chief Executive Officer

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	Senior Vice President & Director of Distribution Services

EXHIBIT 1

[Prior Distribution Agreement]

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of October 25, 2016, between Natixis ETF Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end management investment company offering a number of portfolios of securities having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest (the “Shares”) of each portfolio on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Trust’s registration statement;

WHEREAS, the Shares of each portfolio will be listed on the NYSE Arca, Inc. (the “NYSE Arca”) and traded under the symbol set forth in Appendix A hereto (each a “Fund” and collectively the “Funds”);

WHEREAS, the Trust     desires to retain ALPS to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Fund’s prospectus, and, if applicable, to enter into arrangements with intermediaries (e.g., broker-dealers) who may offer Shares and provide for servicing of shareholder accounts and for distribution assistance; and

WHEREAS, ALPS desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

4.	ALPS Appointment and Duties.

(a)	The Trust hereby appoints ALPS as the exclusive distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

5.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.	Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Trust. ALPS shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. ALPS shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Fund’s investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	The Fund agrees to indemnify and hold harmless ALPS and each of the directors, officers, agents and employees and any person who controls ALPS within the meaning of Section 15 of the 1933 Act (any of ALPS, their officers, agents, employees and directors or such control persons, for purposes of this paragraph, an “Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) (collectively “Losses”) arising out of or based upon:

(i) the claim that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law. However, the Fund does not agree to indemnify ALPS or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with information furnished to the Fund by or on behalf of ALPS;

(ii) the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodians, or other service providers;

(iii) ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine; and

(iv) any liability of ALPS resulting from a representation, warranty or covenant that ALPS makes, or any indemnification that ALPS provides, on behalf of the Trust in an Authorized Participant agreement relating to a Fund.

In no case (1) is the indemnity of the Fund in favor of any Indemnitee to be deemed to protect the Indemnitee against any liability to the Fund or its shareholders to which the Indemnitee would otherwise be subject by reason of such Indemnitee’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (2) is the Fund to be liable under its indemnity agreement contained in this Section 6(b) with respect to any claim made against any Indemnitee unless the Indemnitee shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Indemnitee (or after Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to any Indemnitee against whom such action is brought otherwise than on account of its indemnity agreement contained in this Section 6(b). The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to Indemnitee. In the event the Fund elects to assume the defense of any suit and retain counsel, Indemnitee shall bear the fees and expenses of any additional counsel retained by Indemnitee. If the Fund does not elect to assume the defense of any suit, it will reimburse the Indemnitee in the suit, for the reasonable fees and expenses of any counsel retained by them. The Fund agrees to notify ALPS promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

(c)

ALPS agrees to indemnify and hold harmless the Fund and each of its Trustees and officers and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Fund and each of its Trustees and officers and its controlling persons are collectively referred to as the “Fund

Affiliates”) against any Losses which the Fund Affiliate may incur under the 1933 Act or any other statute or common law, but only to the extent that such Losses arise out of or be based upon:

(i) the allegation of any wrongful act of ALPS or any of its employees; or

(ii)    allegation that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the specific statement or omission that is the subject of such allegation was made in reliance upon, and in conformity with information furnished to the Fund by or on behalf of ALPS.

In no case (1) is the indemnity of ALPS in favor of any Fund Affiliate to be deemed to protect any Fund Affiliate against any liability to the Fund or its shareholders to which such Fund Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (2) is ALPS to be liable under its indemnity agreement contained in this Section 6(c) with respect to any claim made against any Fund Affiliate unless the Fund Affiliate shall have notified ALPS in writing of the claim within a reasonable time after the summons or the first written notification giving information of the nature of the claim shall have been served upon the Fund Affiliate (or after the Fund Affiliate shall have received notice of service on any designated agent). However, failure to notify ALPS of any claim shall not relieve ALPS from any liability which it may have to the Fund Affiliate against whom the action is brought otherwise than on account of its indemnity agreement contained in this Section 6(c). ALPS shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if ALPS elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund Affiliate. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Fund Affiliate shall bear the fees and expenses of any additional counsel retained by them. If ALPS does not elect to assume the defense of any suit, it will reimburse the Fund Affiliate for the reasonable fees and expenses of any counsel retained by them. ALPS agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issuance and sale of any of the Creation Units or the Shares.

(d)	No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(b) or 6(c) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

7.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the “Exchange Act”), shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Trust and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the Exchange Act.

9.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

10.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

11.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of FINRA, and agrees to comply in all material respects with applicable rules and regulations of FINRA and to notify the Trust in the event that it is suspended or expelled from FINRA.

(c)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(d)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)	ALPS has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Trust or the Fund’s investment adviser.

(g)	ALPS shall promptly notify the Trust in writing any proposed change in control of ALPS as a result of a transaction that is publicly announced at the time of such notification of proposed change of control and any proposed assignment of this Agreement as a result of a transaction that is publicly announced at the time of such notification of proposed assignment.

(h)	It complies with its applicable net capital requirements set forth in Rule 15c3-1 under the 1934 Act, or any successor provision thereto.

12.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

13.	Duties of the Trust.

(a)	ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

(b)	The Trust agrees to issue Creation Unit aggregations of Shares of the Fund(s) and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the Prospectus.

(c)	The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.

(d)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Trust will keep ALPS informed of the jurisdictions in which Creation Units of the Fund(s) are authorized for sale and shall promptly notify ALPS of any change in this information.

14.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Trust, ALPS will supply the Trust with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time. ALPS will provide, to the Trust, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Trust may then provide to its transfer agent.

15.	Liaison with Accountants. ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

16.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

17.	Use of Name.

(a)	ALPS hereby approves all lawful uses of the names of ALPS in the prospectus and marketing materials of the Trust as such prospectus and marketing materials relate to ALPS as the principal underwriter for the Fund.

(b)	Neither ALPS nor any of its affiliates will use the name of the Trust, NGAM Advisors, L.P., or any affiliate of NGAM Advisors, L.P. in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Trust (which will not be unreasonably withheld); provided, however, that the Trust and the Fund hereby approve all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

18.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the later of the date first written above or the commencement of operations of the Fund (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

19.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

20.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts and the 1940 Act and the rules thereunder. To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

21.	Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

22.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

23.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Trust:

NGAM Advisors, L.P.
300 Boylston Street
Boston, Massachusetts 02116
Attn: David Giunta
Fax:

With a copy to:
NGAM Advisors, L.P.
300 Boylston Street
Boston, Massachusetts 02116
Attn: Rosa Licea-Mailloux
Fax:

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NATIXIS ETF TRUST

By:	/s/ David L Giunta
Name:	David Giunta
Title:	President

ALPS DISTRIBUTORS, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title	President

APPENDIX A - LIST OF FUND(S)

Fund	Ticker Symbol

Natixis Seeyond International Minimum Volatility ETF	MVIN

APPENDIX B - SERVICES

(a)    The Trust grants to ALPS the exclusive right to receive all orders for purchases and redemptions of Creation Units of each Fund from participating parties (“Authorized Participants”) which have entered into a participant agreement with ALPS, and accepted by the transfer agent, in accordance with the registration statement (“Participant Agreements”) and to transmit such orders to the Fund(s) in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Fund(s) to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement. The Trust acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.

(b)    ALPS agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of the Fund(s) as set forth in the registration statement and in accordance with the provisions thereof. ALPS further agrees as follows: (a) ALPS shall enter into Participant Agreements among Authorized Participants, ALPS, and the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; and (d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the Fund’s transfer agent.

(c)    (i) ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

(ii)    ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Fund(s) and related promotional activities, in the forms as approved by the Board of Trustees of the Fund(s). The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Fund(s) (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Fund(s) with FINRA.

(d)    ALPS agrees to administer the Trust’s distribution plan on behalf of the Fund(s). ALPS shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Trust’s Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust at least quarterly.

(e)    All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the NYSE Arca.

(f)    Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

(g)    If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Fund(s), upon due notice to ALPS, if, in the judgment of the Trust, it is in the best interests of the Fund(s) to do so. Suspension will continue for such period as may be determined by the Trust.

(h)    ALPS will provide the Trust’s Board of Trustees with quarterly certifications with respect to Rule 38a-1 under the 1940 Act in connection with the Distributor’s role as principal underwriter to the Funds.

(i)    ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use.

(j)    ALPS shall ensure that all direct requests for prospectuses, statements of additional information and periodic fund reports, as applicable, are fulfilled in the event ALPS receives a written request. However, ALPS shall not provide a phone number or other contact information (other than a mailing address) to be included in the registration statement for Fund shareholders to request such documents from ALPS.

(k)    The Board of Trustees shall approve the form of any Participant Agreement to be entered into by ALPS, and accepted by the Fund’s transfer agent. ALPS will enter into Participant Agreements with Authorized Participants approved by: (i) the Trust and/or the Fund’s investment adviser, and (ii) ALPS, with respect to the creation and redemption of Creation Units of a Fund. Each Authorized Participant shall meet the eligibility requirements set forth in the Fund’s registration Statement. Each Authorized Participant Agreement will include such terms and conditions as ALPS will deem necessary or appropriate from time to time and each such Participant Agreement will be provided to and approved by a representative of the Trust and/or the Fund’s investment adviser, as designated by the Trust, prior to the execution by the parties of such Participant Agreement.

(l)    At the request of the Trust, ALPS shall enter into agreements, in the form specified by the Trust, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.

(m)    ALPS agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(n)    ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

(o)     ALPS will administer its Authorized Participant due diligence program, provide ongoing monitoring of financial intermediary relationships, and establish risk ranking methodology and reporting. Such Authorized Participant risk ranking information, as it pertains to the Fund, will be included in the scorecard provided by ALPS to the Trust on a quarterly basis.

(p)     Upon reasonable written request by the Trust, ALPS shall provide the Trust with information relating to the services provided pursuant to this Agreement as necessary and applicable to enable the Trust to complete required regulatory filings.

(q)    ALPS will cooperate with the Trust in connection with providing information requested from the Trust by a government regulator that governs the Trust and/or Fund, as such information relates to Authorized Participant transactions involving the Creation Units, as permitted by applicable law, in order for the Trust to comply with its regulatory obligations; provided that ALPS shall have a reasonable opportunity to obtain protection against disclosure of information pursuant to attorney-client privilege or applicable law, rule or regulation if the request from government regulators allows for such opportunity.

(r)    On a quarterly basis, ALPS will provide the Trust with a list of persons controlling, controlled by and under common control with ALPS.

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Agreement is entered into by and between Natixis ETF Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of December 28, 2017.

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated October 25, 2016, as may be amended from time to time (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the addition of one Fund offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.    Appendix A - List of Fund(s) is hereby deleted in its entirety and replaced with a new Appendix A - List of Funds attached hereto.

2.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NATIXIS ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ David L. Giunta	By:	/s/ Steven B. Price
Name:	David Giunta	Name:	Steven B. Price
Title:	President	Title:	SVP & Director of
Distribution Services

APPENDIX A - LIST OF FUNDS

Natixis Seeyond International Minimum Volatility ETF

Natixis Loomis Sayles Short Duration Income